Contact:	Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
FIRST QUARTER 2012 FINANCIAL RESULTS

Tarrytown, NY, May 8, 2012 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the quarter ended March 31.

Net loss for the quarter was $13.1 million, or $0.39 basic and diluted per share, compared to a net loss of $22.9 million ($0.69 per share) in 2011, primarily due to a $10.0 million decrease in total expenses from the prior-year quarter. Progenics ended the quarter with cash, cash equivalents and securities of $59.3 million, using $12.1 million for operations in the quarter.

First quarter revenue totaled $2.2 million, down $0.2 million from the 2011 period, reflecting decreases in collaboration revenue and research grants, and $1.8 million in royalty revenue. (No royalty income was recorded in the first quarter of 2011 during the Relistor® collaboration transition.) Current first quarter royalty revenue increased $0.6 million from the fourth quarter of 2011. Net sales reported by Progenics’ Relistor collaborators were:

	Relistor® Net Sales Reported by Collaborators (millions)
	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
U.S.	$11.3	$1.8	$8.0
Ex-U.S.	1.0	1.5	0.8
Global	$12.3	$3.3	$8.8

First quarter research and development expenses decreased by $8.5 million, primarily from lower phase 3 oral methylnaltrexone clinical trial expenses and Relistor contract manufacturing expenses. First quarter general and administrative expenses were $1.5 million below the first quarter in 2011. These decreases were partially offset by $3.5 million of cash and non-cash equity vesting expenses recognized on Vice Chairman Paul Maddon’s retirement, which also increased total cash used in the quarter by $2.0 million, to $14.1 million.

First Quarter and Recent Events

•	Relistor global net sales increased 40% over the previous quarter.

•	The pending supplemental New Drug Application (sNDA) for Relistor to treat opioid-induced constipation in adult patients with chronic, non-cancer pain is now July 27 of this year.

Progenics Announces First Quarter Financial Results

•	Progenics’ longest serving outside director, Mark Dalton, announced his retirement from the Board as of the upcoming Annual Meeting.

Peter Crowley, Progenics’ Chairman, said, “On behalf of the entire Board of Directors, I express our deep gratitude for Mark Dalton’s many contributions to the company over the last 22 years. It has been our great pleasure to work with him through times of challenge and accomplishment. Mark’s leadership and strategic perspective have been highly valued by us and will be greatly missed.”

Conference Call and Webcast

Progenics will review first quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 78324492. A live webcast will be available on the Events section of the Progenics website, www.progenics.com, and a replay will be available on the website for two weeks.

- Financial Tables follow -

Progenics Announces First Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended March 31,
	2012	2011
Revenues:
Royalty income	$1,834	$-
Collaboration revenue	291	1,083
Research grants	86	1,264
Other revenues	15	41
Total revenues	2,226	2,388

Expenses:
Research and development	10,909	19,179
License fees – research and development	40	364
Royalty expense	185	57
General and administrative	3,721	5,197
Depreciation and amortization	472	536
Total expenses	15,327	25,333

Operating loss	(13,101)	(22,945)

Other income:
Interest income	15	18
Total other income	15	18

Net loss	$(13,086)	$(22,927)

Net loss per share; basic and diluted	$(0.39)	$(0.69)
Weighted average shares outstanding; basic and diluted	33,761	33,273

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	March 31, 2012	December 31, 2011
	(unaudited)

Cash and cash equivalents	$56,099	$70,105
Accounts receivable	2,403	1,516
Auction rate securities	3,240	3,332
Fixed assets, net	4,004	4,038
Other assets	1,160	1,119
Total assets	$66,906	$80,110

Liabilities	$5,177	$7,943
Deferred revenue	315	366
Total liabilities	5,492	8,309
Stockholders’ equity	61,414	71,801
Total liabilities and stockholders’ equity	$66,906	$80,110

Progenics Announces First Quarter Financial Results

About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Regulatory approval is pending for use of Relistor by patients with chronic, non-cancer pain.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

Progenics Announces First Quarter Financial Results

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company dedicated to developing innovative medicines to treat disease, with a focus on cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Regulatory approval is pending for use of Relistor by patients with chronic, non-cancer pain.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com.

For more information about Relistor, please visit www.relistor.com.